Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Doug Cooper
FTI Consulting
(212) 850-5600

FOR	IMMEDIATE	RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2022 FINANCIAL RESULTS

~ Second Quarter Sales Up 20.5% to a Record $347.7 Million ~

~ Second Quarter Comparable Store Sales Increase 14.8% ~

~ Second Quarter Diluted EPS of $.62 ~

~ Increased Second Quarter Dividend to $.26 per share ~

~ Signs Definitive Agreements to Acquire 17 new stores across Southern California and Iowa,

Representing Expected Annualized Sales of ~$25 Million ~

ROCHESTER, N.Y. – October 27, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 25, 2021.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 26, 2022 (“fiscal 2022”) increased 20.5% to $347.7 million, as compared to $288.6 million for the second quarter of the fiscal year ended March 27, 2021 (“fiscal 2021”). The total sales increase for the second quarter of $59.1 million resulted from a comparable store sales increase of 14.8% for the period and an increase in sales from new stores of $17.8 million, including sales from recent acquisitions of $17.2 million. This compares to a decrease in comparable store sales of 11.4% in the prior year period, which was impacted by a substantial decrease in traffic related to the COVID-19 pandemic. Comparable store sales increased approximately 33% for brakes, 31% for alignments, 16% for front/end shocks, 15% for maintenance services, and 10% for tires compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin increased 140 basis points to 37.6% in the second quarter of fiscal 2022 from 36.2% in the prior year period. The increase was due to higher comparable store sales in the second quarter of fiscal 2022, which resulted in lower fixed distribution and occupancy costs as a percentage of sales, as well as a higher sales mix of service categories, compared to the prior year period. Total operating expenses for the second quarter were $96.2 million, or 27.7% of sales, as compared to $80.1 million, or 27.8% of sales in the prior year period. The year-over-year dollar increase resulted from increased store management and advertising expenses needed to support higher consumer demand, as well as expenses from 46 net new stores compared to the prior year period.

Operating income for the second quarter of fiscal 2022 was $34.5 million, or 9.9% of sales, as compared to $24.4 million, or 8.5% of sales in the prior year period. Interest expense was $6.3 million for the second quarter of fiscal 2022, as compared to $7.3 million for the second quarter of fiscal 2021, principally due to a decrease in weighted average debt.

Net income for the second quarter of fiscal 2022 was $21.0 million, as compared to $12.8 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2022 was $.62, compared to $.38 in the second quarter of fiscal 2021. Adjusted diluted earnings per share, a non-GAAP measure, for the second quarter of fiscal 2022 was also $.62. This compares to adjusted diluted earnings per share of $.39 in the second quarter of fiscal 2021, which excluded $.01 per share in Monro.Forward initiatives and management transition costs. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Income tax expense in the second quarter of fiscal 2022 was $7.3 million, or an effective tax rate of 25.7%, compared to $4.3 million, or an effective tax rate of 25.2%, in the prior year period.

During the second quarter of fiscal 2022, the Company closed 3 stores. Monro ended the quarter with 1,288 company-operated stores and 92 franchised locations.

“Monro’s strong second quarter performance is the result of the dedication of our teammates and the leadership of our seasoned management team. We delivered double-digit comparable store sales growth across all of our regions bolstered by strength in our services categories and continued growth in tires. We are encouraged to see this momentum continue into our third quarter to date with comparable store sales up approximately 14% for fiscal October and we are excited about the significant opportunities that are in front of us,” said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Thinking about what lies ahead for Monro, we remain well positioned to benefit from our Monro.Forward initiatives and continued focus on operational excellence. Importantly, our commitment to our teammates will be critical to further solidify our position as a field-led, best-in-class service organization to drive sustainable growth. We believe our earnings growth, strong cash flow generation and solid balance sheet afford us the flexibility to invest in value-accretive acquisitions to deliver long term value to all stakeholders, as evidenced by our announced acquisitions of 17 stores in California and Iowa.”

First Six Months Results

For the current six-month period, sales increased 28.7% to $689.5 million from $535.6 million in the same period of the prior year. Comparable store sales increased 23.8% compared to a decrease of 18.7% in the prior year period. Gross margin for the six-month period was 37.2%, compared to 35.8% in the prior year period. Operating income was 9.0% of sales, compared to 6.7% of sales in the prior year period. Net income for the first six months of fiscal 2022 was $36.7 million, or $1.08 per diluted share, as compared to $15.8 million, or $.47 per diluted share in the prior year period. Adjusted diluted earnings per share, a non–GAAP measure, in the first six months of fiscal 2022 was $1.17, which excluded $.09 per share related to one-time litigation settlement costs, $.01 per share of acquisition due diligence and integration costs and $.01 per share benefit from an adjustment to the estimate for prior year store closing costs. This compares to adjusted diluted earnings per share of $.54 in the first six months of fiscal 2021, which excluded $.06 per share related to store closing costs and $.01 per share related to Monro.Forward initiatives and management transition costs. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first half of fiscal 2022, the Company generated approximately $102 million in operating cash flow. Monro’s strong cash flow allows the Company to support its business operations, teammates, and Monro.Forward initiatives as well as invest in attractive acquisition opportunities intended to drive long-term sustainable growth, while paying down debt and returning cash to shareholders through its dividend program.

As of September 25, 2021, the Company had cash and cash equivalents of approximately $7 million and availability on its revolving credit facility of approximately $400 million.

Acquisition Update

The Company announced today that it has signed definitive agreements to acquire 11 stores in Iowa and six stores in Southern California, further expanding the Company’s reach in the Midwest and West Coast regions. These locations are expected to add approximately $25 million in annualized sales. These acquisitions are expected to close in the third quarter of fiscal 2022 and be slightly dilutive to diluted earnings per share in fiscal 2022.

Second Quarter Fiscal 2022 Cash Dividend Increased 18% from Prior Year Period

On September 7, 2021, the Company paid a cash dividend for the second quarter of fiscal year 2022 of $.26, representing an 18% increase as compared to the second quarter of fiscal 2021.

Company Outlook

Monro will provide perspective on its outlook for the fiscal third quarter during its earnings conference call. The Company is not providing fiscal 2022 guidance at this time.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, October 27, 2021 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13724098. A replay will be available approximately two hours after the recording through Wednesday, November 10, 2021 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13724098. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors. An archive will be available at this website through November 10, 2021.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated $1.1 billion in sales in fiscal 2021 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across nearly 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly-trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 27, 2021. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales, or same store sales, as sales for stores that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2021	2020	% Change
Sales	$347,699	$288,587	20.5%
Cost of sales, including distribution and occupancy costs	217,016	184,061	17.9%

Gross profit	130,683	104,526	25.0%
Operating, selling, general and administrative expenses	96,205	80,101	20.1%

Operating income	34,478	24,425	41.2%
Interest expense, net	6,276	7,322	-14.3%
Other income, net	(50)	(77)	-35.4%

Income before provision for income taxes	28,252	17,180	64.4%
Provision for income taxes	7,267	4,334	67.7%

Net income	$20,985	$12,846	63.4%

Diluted earnings per share	$0.62	$0.38	63.2%

Weighted average number of diluted shares outstanding	34,027	33,849
Number of stores open (at end of quarter)	1,288	1,242

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2021	2020	% Change
Sales	$689,517	$535,646	28.7%
Cost of sales, including distribution and occupancy costs	432,903	343,666	26.0%

Gross profit	256,614	191,980	33.7%
Operating, selling, general and administrative expenses	194,219	156,154	24.4%

Operating income	62,395	35,826	74.2%
Interest expense, net	13,217	14,707	-10.1%
Other income, net	(93)	(68)	36.8%

Income before provision for income taxes	49,271	21,187	132.6%
Provision for income taxes	12,605	5,354	135.4%

Net income	$36,666	$15,833	131.6%

Diluted earnings per share	$1.08	$.47	129.8%

Weighted average number of diluted shares outstanding	34,026	33,851

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 25,	March 27,
	2021	2021
Current Assets
Cash and equivalents	$6,643	$29,960
Inventories	165,073	162,282
Other current assets	71,053	74,283

Total current assets	242,769	266,525
Property and equipment, net	315,112	327,063
Finance lease and financing obligation assets, net	274,072	275,360
Operating lease assets, net	214,215	203,329
Other non-current assets	807,197	739,537

Total assets	$1,853,365	$1,811,814

Liabilities and Shareholders’ Equity
Current liabilities	$310,905	$290,616
Long-term debt	170,000	190,000
Long-term finance leases and financing obligations	365,645	366,330
Long-term operating lease liabilities	192,498	177,724
Other long-term liabilities	41,399	37,460

Total liabilities	1,080,447	1,062,130
Total shareholders’ equity	772,918	749,684

Total liabilities and shareholders’ equity	$1,853,365	$1,811,814

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	September
	2021	2020
Diluted EPS	$0.62	$0.38
Store impairment charge	—	—
Store closing costs	—	—
Monro.Forward initiative costs	—	0.01
Acquisition due diligence and integration costs	—	—
Management transition costs	—	0.01

Adjusted Diluted EPS	$0.62	$0.39

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	September
	2021	2020
Net Income	$20,985	$12,846
Store impairment charge	—	99
Store closing costs	(158)	(17)
Monro.Forward initiative costs	48	272
Acquisition due diligence and integration costs	110	22
Management transition costs	—	257
Provision for income taxes	—	(147)

Adjusted Net Income	$20,985	$13,332

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Six Months Ended Fiscal
	September
	2021	2020
Diluted EPS	$1.08	$0.47
Store impairment charge	—	—
Store closing costs	(0.01)	0.06
Monro.Forward initiative costs	—	0.01
Acquisition due diligence and integration costs	0.01	—
Management transition costs	—	0.01
Litigation settlement	0.09	—

Adjusted Diluted EPS	$1.17	$0.54

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal
	September
	2021	2020
Net Income	$36,666	$15,833
Store impairment charge	—	99
Store closing costs	(430)	2,510
Monro.Forward initiative costs	151	454
Acquisition due diligence and integration costs	420	39
Management transition costs	59	257
Litigation settlement	3,920	—
Provision for income taxes	(997)	(787)

Adjusted Net Income	$39,789	$18,405